Exhibit 99.1

Contact Kimberly Rutherford Corporate Communications 832.601.6193 kimberly.rutherford@usoncology.com

US Oncology Reports Anticipated Financial Results

for Third Quarter 2005

(Houston, October 25, 2005) US Oncology, Inc. (“US Oncology” or the “Company”), one of the nation’s largest healthcare services networks dedicated exclusively to cancer treatment and research, has previewed third quarter earnings and revenues for the quarter ended September 30, 2005.

The Company expects revenues of $640-650 million for the quarter ended September 30, 2005, with EBITDA of $57 million—$60 million and Net Income of $9.5 million—$11 million for the same period. The Company’s prior guidance on full-year results has also been increased to reflect higher anticipated Adjusted EBITDA for the full year 2005 of approximately $230 million—$235 million, excluding the impact of a $14.5 million compensation expense relating to the Company’s long-term incentive plan incurred during the first quarter of 2005.

Also today, the Company announced that it will be seeking an amendment to its existing Senior Secured Term Loan to reduce the margin over LIBOR that the Company pays as interest under that loan, resulting in interest savings to the Company. The outstanding balance on the Senior Secured Term Loan is approximately $381 million. The amendment will led by J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC. Approval of the amendment requires approval of the existing lenders, and there can be no assurance that the Company will be able to secure such approval.

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US Oncology Reports Anticipated Financial Results for Third Quarter 2005

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest healthcare services networks dedicated exclusively to cancer treatment and research. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs, and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 985 physicians operating in 494 locations, including 97 radiation oncology facilities in 33 states.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including legislation relating to prescription drug reimbursement under Medicare, including the way in which such legislation is implemented with respect to modifications in practice expense reimbursement, calculation of average sales price, implementation of third-party vendor programs and other matters, the impact of the legislation on other aspects of our business (such as private payor reimbursement, the Company’s ability to obtain favorable pharmaceutical pricing, the ability of practices to continue offering chemotherapy services to Medicare patients or maintaining existing practice sites, physician response to the legislation, including with respect to retirement or choice of practice setting, development activities, and the possibility of additional impairments of assets, including management services agreements), the Company’s ability to service substantial indebtedness and comply with related covenants in debt agreements, reimbursement for pharmaceutical products generally, our ability to implement our distribution initiative and other strategic initiatives, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, concentration of product purchases and favorable pricing with a small number of vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-4 filed on December 17, 2004, as amended, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

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US Oncology Reports Anticipated Financial Results for Third Quarter 2005

Discussion of Non-GAAP Information

In this release, the Company uses the terms “EBITDA”, and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation). Adjusted EBITDA excludes compensation expense associated with its long-term incentive plan. EBITDA and Adjusted EBITDA are not calculated in accordance with generally accepted accounting principles of the United States (“GAAP”). EBITDA and Adjusted EBITDA are derived from relevant items in the Company’s GAAP financials. Estimates of anticipated EBITDA, Adjusted EBITDA and Net Income are all forward-looking statements, and subject to the risks and uncertainties disclosed elsewhere in this release.

Management believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA, among other financial measures, to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites. Our senior secured credit facility also requires that we comply on a quarterly basis with certain financial covenants which include EBITDA as a financial measure. Adjusted Net Income and Adjusted EBITDA exclude certain items because management believes excluding these items provides a better representation of our ongoing operations.

Management believes that presentation of this selected non-GAAP information is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation. In all events, the selected non-GAAP information is not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by the Company.